Exhibit 99.1

The CATO Corporation

                                                                                                            NEWS RELEASE

FOR IMMEDIATE RELEASE

                                                            CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS NET INCOME AND EPS FOR 4Q AND 2009

Provides 2010 Outlook

Charlotte, NC (March 18, 2010) – The Cato Corporation (NYSE: CATO) today reported net income for the fourth quarter and year ended January 30, 2010.  For the fourth quarter, the Company reported net income of $7.3 million or $0.25 per diluted share, compared to net income of $3.9 million or $0.13 per diluted share for the fourth quarter ended January 31, 2009.  For the quarter, net income increased 87% over the prior year and earnings per diluted share increased 92%.  Full year 2009 net income was $45.8 million or $1.55 per diluted share compared to $33.6 million or $1.14 per diluted share for 2008.  For the year, both net income and earnings per diluted share increased 36% over the prior year.

Sales for fiscal fourth quarter ended January 30, 2010 were $217.7 million, a 4% increase over sales of $209.1 million for the fourth quarter ended January 31, 2009.  For the quarter, same-store sales increased 2%.  The Company's sales for 2009 increase 3% to $872.1 million from 2008 sales of $845.7 million.  For the year, same-store sales increased 1%.

“Cato again delivered strong results in a difficult economic environment,” said John Cato, Chairman, President and Chief Executive Officer.  “We continue to manage our inventory and tightly control expenses while offering great fashion and value to our customers.”

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

2009 REVIEW

For 2009, gross margin increased 320 basis points to 36.7% of sales due to higher merchandise margin as a result of lower markdowns.  Selling, general and administrative expenses increased 130 basis points to 28.2% of sales primarily due to incentive compensation partially offset by a reduction in store closing costs.  The Company’s effective income tax rate decreased to 33.6% from 36.1% last year primarily due to lower state taxes.  Net income was 5.2% of sales vs. 4.0 % last year.

“Cato’s balance sheet remains strong with approximately $200 million in cash and short-term investments and no debt,” stated Mr. Cato.  During 2009, the Company returned $19.5 million in dividends to shareholders.  The Company’s annualized dividend of $.66 per share represents a yield of approximately 3% based on the March 17 closing price of $21.66.

For the fiscal year ended January 30, 2010, the Company opened 35 stores (including the conversion of 14 existing It’s Fashion stores to It’s Fashion Metro), relocated one store and closed 45 stores including the 14 conversions.

2010 OUTLOOK

The Company believes that 2010 will continue to be impacted by the uncertainty surrounding the country’s difficult economy.  The Company estimates same-store sales will be in a range of down 3% to flat and its gross margin rate will decrease slightly to 36.0% resulting in net income in a range of $44.8 million to $48.8 million.  The Company estimates earnings per diluted share will be in a range of $1.51 to $1.64, a 3% decrease to a 6% increase over 2009.

The Company estimates first quarter net income to be in a range of $20.9 million to $22.1 million, or $.71 to $.75 per diluted share, an increase of 11% to 17%.  This estimate is based on same-store sales of down 3% to flat.

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

The Company’s net income estimates for 2010 also reflect the following items:

•         The Company expects to open 55 new stores during 2010.  The expected new store openings include 15 new Cato stores and 40 new It’s Fashion Metro stores (including the conversion of approximately 20 existing It’s Fashion stores).

•         The Company anticipates closing up to 40 stores by year end, including the 20 conversions mentioned above.  At this time, one specific store has been identified for closure.

•         Capital expenditures are projected to be approximately $25 million, including $12 million for store development.

•         Depreciation is expected to be approximately $21 million for the year.

•         The effective tax rate is expected to be approximately 36.6%.

The Cato Corporation is a leading specialty retailer of value-priced women’s fashion apparel and accessories operating two divisions, “Cato” and “It’s Fashion”.  The Cato division offers exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  The It’s Fashion division offers fashion with a focus on the latest trendy styles and nationally recognized urban brands for the entire family at low prices every day.  As of February 27, 2010, the Company operated 1,271 stores in 31 states, compared to 1,282 stores in 31 states as of February 28, 2009.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected financial results for fiscal 2010 and the first quarter of 2010, including various components of net income, same-store sales, expected capital expenditures, and store openings and closings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions, and inventory risks due to shifts in market demand, as well as such other factors and considerations contained in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized.  The Company is not responsible for any changes made to this press release by wire or internet services.

# # #

8100 Denmark Road

P.O. Box 34216

Charlotte, NC  28234

(704) 554-8510

THE CATO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE PERIODS ENDED JANUARY 30, 2010 AND JANUARY 31, 2009
(Dollars in thousands, except per share data)

	Quarter Ended				Twelve Months Ended
	January 30,	%	January 31,	%	January 30,	%	January 31,	%
	2010	Sales	2009	Sales	2010	Sales	2009	Sales

REVENUES
Retail sales	$217,743	100.0%	$209,091	100.0%	$872,132	100.0%	$845,676	100.0%
Other income (principally finance,
late fees and layaway charges)	3,139	1.4%	3,147	1.5%	11,863	1.4%	12,042	1.4%

Total revenues	220,882	101.4%	212,238	101.5%	883,995	101.4%	857,718	101.4%

GROSS MARGIN (Memo)	75,644	34.7%	63,846	30.5%	320,116	36.7%	283,620	33.5%

COSTS AND EXPENSES, NET
Cost of goods sold	142,099	65.3%	145,245	69.5%	552,016	63.3%	562,056	66.5%
Selling, general and administrative	63,906	29.4%	56,894	27.2%	245,549	28.2%	227,698	26.9%
Depreciation	5,362	2.4%	5,691	2.7%	21,829	2.5%	22,572	2.7%
Interest and other income	(1,435)	-0.7%	(1,426)	-0.7%	(4,313)	-0.5%	(7,218)	-0.9%

Cost and expenses, net	209,932	96.4%	206,404	98.7%	815,081	93.5%	805,108	95.2%

Income Before Income Taxes	10,950	5.0%	5,834	2.8%	68,914	7.9%	52,610	6.2%

Income Tax Expense	3,639	1.7%	1,968	0.9%	23,149	2.7%	18,976	2.2%

Net Income	$7,311	3.3%	$3,866	1.9%	$45,765	5.2%	$33,634	4.0%

Basic Earnings Per Share	$0.25		$0.13		$1.55		$1.14

Diluted Earnings Per Share	$0.25		$0.13		$1.55		$1.14

THE CATO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
	January 30,	January 31,
	2010	2009
	(Unaudited)

ASSETS
Current Assets
Cash and cash equivalents	$50,385	$42,262
Short-term investments	147,955	93,452
Restricted Cash	2,575	9,089
Accounts receivable - net	40,154	44,136
Merchandise inventories	118,628	112,290
Other current assets	11,070	14,140

Total Current Assets	370,767	315,369

Property and Equipment - net	102,769	116,262

Other Assets	7,454	3,722

TOTAL	$480,990	$435,353

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$168,702	$150,730

Noncurrent Liabilities	21,210	22,810

Stockholders' Equity	291,078	261,813

TOTAL	$480,990	$435,353